UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 19, 2010

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 5, 2010. At the meeting, we will review AptarGroup's performance for fiscal year 2009 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice containing instructions on how to access our 2010 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet. The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

        A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone, or alternatively, to complete and return a paper proxy card as soon as possible.

        I look forward to seeing you on May 5 and addressing your questions and comments.

Sincerely,

Peter Pfeiffer President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424 March 19, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 5, 2010 — the Proxy Statement and the 2009 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. will be held on May 5, 2010 at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.
To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2013;

2.
To ratify the appointment of the independent registered public accounting firm; and

3.
To transact any other business that is properly raised at the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees and FOR the ratification of the appointment of the independent registered public accounting firm.

        Stockholders owning our common stock as of the close of business on March 11, 2010 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for AptarGroup), toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Stephen J. Hagge Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on May 5, 2010 beginning at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup's Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting, and Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice will be mailed to stockholders on or about March 19, 2010.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 11, 2010 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 11, 2010, there were 67,815,128 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

  •
  To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2013

  •
  To ratify the appointment of the independent registered public accounting firm

        The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends a vote FOR all of the director nominees and FOR the ratification of the appointment of the independent registered public accounting firm. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        You can vote your proxy in any of the following ways:

  ♦
  By Internet:    AptarGroup encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials.

  ♦
  By Telephone:    You can vote by touch-tone telephone by following the instructions on the proxy card.

  ♦
  By Mail:    If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the prepaid envelope which accompanied that proxy card.

        When voting to elect directors, you have three options:

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    Vote for all nominees

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    Vote for only some of the nominees

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    Withhold authority to vote for all or some nominees

        When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

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    Vote FOR a given proposal

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    Vote AGAINST a given proposal

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    ABSTAIN from voting on a given proposal

        If you return your proxy with no votes marked, your shares will be voted as follows:

    •
    FOR the election of all nominees for director

    •
    FOR the ratification of the appointment of the independent registered public accounting firm

        You can revoke your proxy at any time before it is exercised by any of the following methods:

    •
    Entering a new vote by Internet or telephone

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    Writing to AptarGroup's Corporate Secretary

    •
    Submitting another signed proxy card with a later date

    •
    Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup's common stock on March 11, 2010. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Please note that under recent rules changes effective January 1, 2010, the election of directors is no longer considered a routine matter. Consequently, if you do not give your broker or nominee specific voting instructions with respect to the election of directors, your street name shares will not be counted in determining the number of shares necessary for approval of a nominee but will instead be treated as a broker "non-vote". Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied.

How many votes are required to approve each proposal?

        The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the proposal regarding the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against this proposal.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I reduce the environmental impact of our annual meeting by requesting electronic delivery of annual meeting materials?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by visiting www.proxyvote.com. Please follow the Vote By Internet instructions on the proxy card or the Notice of Internet Availability of Proxy Materials and you will be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, two of whom are currently serving as directors and one new nominee, to be elected for a new term expiring at the 2013 annual meeting. The Corporate Governance Committee of the Board of Directors engaged the executive search firm Egon Zehnder International for the purpose of indentifying potential director nominee candidates. As a result of this engagement, the new nominee, Giovanna Kampouri Monnas, was referred to the Corporate Governance Committee for evaluation and consideration. Ms. Monnas has been nominated to replace Mr. Siebel who served on the Board since 1993 and is not standing for election in 2010.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors and our Director nominee are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced board with approximately one-half of our Directors being U.S. citizens and approximately one-half being citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses, skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of director experience.

        Set forth below is biographical and other background information concerning each Director and Director nominee. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each person that led to the Board of Directors' conclusion that he or she should continue to serve as a Director or, in the case of Ms. Monnas, should be nominated to serve as a Director. In addition, set forth below is the year during which each Director began serving on the Board of Directors of AptarGroup and their age.

 NOMINEES FOR ELECTION AT THIS MEETING TO TERMS
EXPIRING IN 2013

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	65	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of AptarGroup in part due to his executive role as President of COSFIBEL, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to AptarGroup, and his global financial and senior management experience.
Stephen J. Hagge	2001	58
			Mr. Hagge is the Executive Vice President, Chief Operating Officer, and Secretary of AptarGroup. He was appointed Chief Operating Officer in 2008 and has been Executive Vice President, and Secretary of AptarGroup since 1993. He served as Chief Financial Officer from 1993 to 2008.

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of AptarGroup in part due to his role as Executive Vice President, Chief Operating Officer and Secretary of AptarGroup, his deep understanding of AptarGroup's business, as demonstrated by his more than 25 years as an executive of AptarGroup and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.
Giovanna Kampouri Monnas	—	53
			Ms. Monnas has been an independent consultant since 1996. She has served in executive positions at Joh. Benckiser GmbH (consumer products company) from 1989 to 1996 and at The Procter & Gamble Company (consumer products company) from 1981 to 1988. Ms. Monnas is a member of the Supervisory Board of Randstad Holding nv (a company publicly listed on the Euroenext Amsterdam Exchange providing human resources services). She is also a non-executive director of Puig S.L. (fragrance, cosmetic and fashion products). From 2005 until 2009 Ms. Monnas was a member of the supervisory board of TNT N.V. (mail, express and logistics services).

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
The Board of Directors concluded that Ms. Monnas should serve as a director of AptarGroup in part due to her executive positions at leading global consumer marketing companies, her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to AptarGroup, and her global marketing and senior management experience.

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2011

Name	Director Since	Age	Principal Occupation and Directorships
King W. Harris	1993	66	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments). Mr. Harris is also a director of Alberto-Culver Co. (personal care and beauty products company).

			The Board of Directors concluded that Mr. Harris should continue to serve as a director of AptarGroup in part due to his role as former President and Chief Executive Officer of AptarGroup's former parent company, Pittway Corporation, where he had responsibility for overseeing Pittway's packaging businesses from 1978 to 1993, his experience as a director of public, private and civic organizations and his acquisition, marketing, sales and senior management experience, which includes merging Pittway's Seaquist Division with the Pfeiffer Companies to form AptarGroup in 1993.
Peter H. Pfeiffer	1993	61	Mr. Pfeiffer was appointed President and Chief Executive Officer of AptarGroup in 2008. Prior to this appointment, he had been Vice Chairman of the Board since 1993.

Name	Director Since	Age	Principal Occupation and Directorships
			The Board of Directors concluded that Mr. Pfeiffer should continue to serve as a director of AptarGroup in part due to his role as President and Chief Executive Officer of AptarGroup, his deep understanding of AptarGroup's business, as demonstrated by his more than 30 years as an executive of AptarGroup and the Pfeiffer Companies, his knowledge of and background in the global dispensing systems and consumer packaging industry and his related manufacturing, engineering, marketing and senior management experience.
Dr. Joanne C. Smith	1999	49
			Dr. Smith is a physician at the Rehabilitation Institute of Chicago ("RIC") and became RIC's President and Chief Executive Officer in 2006. From 2005 until 2006, Dr. Smith was President of RIC's National Division and from 2002 to 2005, she served as RIC's Senior Vice President, Corporate Strategy. Dr. Smith is also a director of Hill-Rom, Inc. (healthcare, medical technology).

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of AptarGroup in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for AptarGroup's Pharma business, and her strategic planning, operations and senior management experience.

 DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2012

Name	Director Since	Age	Principal Occupation and Directorships
Stefan A. Baustert	2006	54	Since 2009, Mr. Baustert has been a member of the supervisory board of IKB Deutsche Industriebank AG (a corporate lending bank publicly listed on the Frankfurt Stock Exchange). Mr. Baustert was the Chief Executive Officer of Singulus Technologies AG (optical storage media) ("Singulus") from 2006 until 2009. From 2003 to 2009, Mr. Baustert was also the Chief Financial Officer and a member of the Managing Board of Singulus. From 2006 to 2009, he was Chairman of the Board of Steag Hamatech AG (media replication machinery).

			The Board of Directors concluded that Mr. Baustert should continue to serve as a director of AptarGroup in part due to his background as the CEO and CFO of a global manufacturer and his related global manufacturing, sales, financial and senior management experience. This experience has also led the Board to determine that Mr. Baustert is an "audit committee financial expert" as defined by the SEC.
Rodney L. Goldstein	2003	58
			Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.

			The Board of Directors concluded that Mr. Goldstein should continue to serve as a director of AptarGroup in part due to his background as Managing Director of a private investment firm with a focus on business and industrial services, which is particularly relevant in light of AptarGroup's history of acquiring small innovative packaging businesses, his experiences as a director of several other companies and his acquisition, financial and senior management experience. This experience has also led the Board to determine that Mr. Goldstein is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation and Directorships
Leo A. Guthart	1993	72	Mr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc.

			The Board of Directors concluded that Mr. Guthart should continue to serve as a director of AptarGroup in part due to his role as the founder of a venture capital fund, his background as Chief Executive Officer of a division of a leading global manufacturer, his role as former Vice Chairman of AptarGroup's former parent company, Pittway Corporation, and his financial and senior management experience. This experience has also led the Board to determine that Mr. Guthart is an "audit committee financial expert" as defined by the SEC.
Ralf K. Wunderlich	2009	43
			Mr. Wunderlich has been a member of Amcor's Global Executive Team and President of the business group Amcor Flexibles Asia Pacific (packaging company) since the beginning of 2010. He had been President and Managing Director of LINPAC Packaging Ltd. and an executive director of LINPAC Group Ltd. from 2008 to the end of 2009. From 2005 to 2007, Mr. Wunderlich was President of Alcan Packaging, Global Tobacco Packaging. From 2002 to 2005 Mr. Wunderlich was President of Alcan Packaging, Asia & Pacific (now part of Amcor).

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of AptarGroup in part due to his executive positions at leading global packaging companies, his knowledge of and background in the packaging industry, his experience in working with and from various European, American and Asian countries and his global financial and senior management experience.

CORPORATE GOVERNANCE

        AptarGroup's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board of Directors Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptar.com. Within the time period required by the SEC and the New York Stock Exchange ("NYSE"), we will post on our website any amendment to or waiver from the Code of Conduct applicable to any executive officer or director. The information provided on our website is not part of this report and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board of Directors of AptarGroup ("Board") has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. AptarGroup's Code of Business Conduct and Ethics applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup's business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its web site. As of the date of the mailing of this proxy statement, there are no such amendments or waivers.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors". Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by Company's Risk Management leader. This presentation includes an assessment and discussion of various risks, including but not limited to, operational, credit, and compensation practice risks. The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material effect on the Company. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Independence of Directors

        Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that seven out of ten current directors and the new director nominee are independent in accordance with the New York Stock Exchange listing standards. Those individuals determined to be independent are: S. Baustert, A. Chevassus, R. Goldstein, L. Guthart, K. Harris, G. Kampouri Monnas, J. Smith, and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

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  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

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  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

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  The director is a current employee of such Firm.

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  The director has an immediate family member who is a current employee of such Firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice.

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  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

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  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

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  The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company's, or any executive officer's, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

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  Investments by Messrs. Harris and Siebel in a private equity fund managed by Mr. Guthart which, in the aggregate, are less than 1% of the fund's total net asset value.

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  Mr. Harris' membership on the Board of Directors of Alberto-Culver Co., a customer of AptarGroup.

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  Ms. Monnas' membership on the Board of Directors of Puig S.L., a customer of AptarGroup.

 Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Committee (in care of the Secretary at AptarGroup's principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters — Stockholder Proposals" for a director nomination.

        In identifying and evaluating nominees for Director, the Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to nominees recommended by stockholders, the Committee also considers candidates recommended by management or other members of the Board. The Committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any other nominee. The Committee may engage outside advisors to identify potential director nominee candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup's independent directors.

Audit Committee

        The Board has determined that each member of the Audit Committee (Messrs. Baustert, Goldstein and Guthart) is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board has also determined that Messrs. Baustert, Goldstein and Guthart qualify as "audit committee financial experts" as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board considered, among other things, the relevant experience of Messrs. Baustert, Goldstein and Guthart as described under "Election of Directors." The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup's external auditor and is responsible for the appointment, retention, termination, compensation and oversight of the external auditor. This committee also reviews AptarGroup's process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics. The Audit Committee also approves or ratifies all related party transactions in excess of $120,000.

Compensation Committee

        The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis".

        The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, bonus and equity compensation. In addition, this committee receives compensation market survey information from the Vice President of Human Resources, including information prepared by compensation consulting firms. For a further discussion of compensation information provided to the Compensation Committee by management, see our "Compensation Discussion and Analysis".

        Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. This committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management, including information prepared for management by outside advisers. The Compensation Committee intends to engage outside advisers to perform such work from time to time and at least once every three years.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the Board who served on the Compensation Committee in 2009 (Messrs. Chevassus, Goldstein, Guthart and Harris) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by AptarGroup under the SEC's rules requiring disclosure of certain relationships and related party transactions. Mr. Pfeiffer, President and Chief Executive Officer, and Mr. Hagge, Executive Vice President and Chief Operating Officer, participate in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. Messrs. Pfeiffer and Hagge may make suggestions or recommendations during these discussions, however all deliberations and determinations regarding the compensation of our executive officers are made solely by the Committee.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. This committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee. Additional information regarding director nominations can be found under the heading "Nomination of Directors".

        The Corporate Governance Committee develops and recommends to the Board AptarGroup's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD MEETING ATTENDANCE

        The Board met 7 times in 2009. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Hagge, Harris, and Pfeiffer attended the 2009 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD
Name	Corporate Governance		Audit		Compensation		Executive

S. Baustert(I)			X
A. Chevassus(I)					X
R. Goldstein(I)			X		X
L. Guthart(I)			X	*	X	*
S. Hagge							X
K. Harris(I)	X				X		X	*
P. Pfeiffer							X
C. Siebel							X
J. Smith(I)	X	*
R. Wunderlich(I)	X
Number of Meetings in Fiscal 2009	5		10		5		4

X* — Chairperson; (I) — Independent Director

BOARD COMPENSATION

        Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. In 2009, compensation of non-employee directors consisted of the following:

  ♦
  an annual retainer of $24,000, payable $6,000 per quarter

  ♦
  a fee of $3,500 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

  ♦
  a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

  ♦
  an annual retainer of $10,000 for the Chairperson of the Audit Committee

  ♦
  an annual retainer of $7,500 for the Chairpersons of the Compensation and Corporate Governance Committees

  ♦
  an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

        The Board, upon recommendation by the Corporate Governance Committee, approved the following changes to the compensation of non-employee directors at the January 2010 Board meeting:

  ♦
  an increase in the annual Board retainer from $24,000 to $30,000, effective April 1, 2010

  ♦
  an increase in the fee for each Board meeting attended in person from $3,500 to $4,500, effective April 1, 2010

  ♦
  an increase in the fee for each committee meeting attended in person from $1,000 to $1,500, effective February 1, 2010

  ♦
  an increase in the annual retainer of the Chair of the Compensation Committee from $7,500 to $10,000, effective with the first Chair appointed after the 2010 Annual Meeting of Stockholders

  ♦
  an increase in the annual retainer of the Non-Executive Board Chair from $110,000 to $120,000, effective February 1, 2010

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings.

        On May 5, 2008, Mr. Siebel (who became a non-employee director on January 1, 2008 following his retirement as President and Chief Executive Officer) was granted a non-qualified option to purchase 4,000 shares of common stock at an exercise price of $44.16. The option shares granted to Mr. Siebel became exercisable six months after the date of grant. Pursuant to the 2008 Director Stock Option Plan, on May 13, 2009, each non-employee director was granted a non-qualifying option to purchase 6,000 shares of common stock at an exercise price of $30.17. The option shares granted to each non-employee director have a ten-year term and vest over a three-year period with one third becoming exercisable on each anniversary of the date of grant or the day before each annual meeting of stockholders.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash ($)
				Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Name	Annual Retainer ($)	Board Meeting and Committee Related Fees ($)	Total Fees Earned or Paid in Cash ($)		Total ($)

S. Baustert	24,000	26,000	50,000	47,400	97,400
A. Chevassus	24,000	21,250	45,250	47,400	92,650
R. Goldstein	24,000	27,500	51,500	47,400	98,900
R. Gruska(3)	12,000	15,250	27,250	—	27,250
L. Guthart	24,000	48,750	72,750	47,400	120,150
S. Hagge	—	—	—	—	—
K. Harris	110,000	—	110,000	47,400	157,400
P. Pfeiffer	—	—	—	—	—
C. Siebel	24,000	20,000	44,000	47,400	91,400
J. Smith	24,000	24,000	48,000	47,400	95,400
R. Wunderlich	12,000	11,000	23,000	47,400	70,400
(1)
Option Award amounts represent the grant date fair value using the Black-Scholes option pricing model. Assumptions used in the calculation of the grant date fair values are included in Note 15, "Stock-Based Compensation" to AptarGroup's audited financial statements for the year ended December 31, 2009, included in AptarGroup's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010 ("AptarGroup's Financial Statements").

(2)
The aggregate number of options outstanding as of December 31, 2009 for each non-employee director is as follows: S. Baustert — 18,000, A. Chevassus — 10,000, R. Goldstein — 30,000, L. Guthart — 38,000, K. Harris — 38,000, C. Siebel — 990,000 (10,000 of which were granted under Director Stock Option Plans), J. Smith — 38,000, and R. Wunderlich — 6,000.

(3)
Ralph Gruska served until the 2009 Annual Meeting of Stockholders.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

        AptarGroup is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as AptarGroup's independent registered public accounting firm for the fiscal year ending December 31, 2010.

Independent Registered Public Accounting Firm Fees

        PricewaterhouseCoopers LLP has audited AptarGroup's consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2009 and 2008 fiscal years and for other services rendered during the 2009 and 2008 fiscal years to AptarGroup and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	2009	% of Total	2008	% of Total
Audit Fees	$3,237,000	96%	$2,807,000	96%
Audit-Related Fees	100,000	3%	105,000	3%
Tax Fees	50,000	1%	20,000	1%

Total Fees	$3,387,000	100%	$2,932,000	100%

        Audit Fees primarily represent amounts billed for the audit of AptarGroup's annual financial statements, reviews of SEC Forms 10-Q and 10-K, and statutory audit requirements at certain non-U.S. locations, and for work related to the effectiveness of internal controls over financial reporting.

        Audit-Related Fees include agreed upon procedures for pre-implementation reviews of certain information systems.

        Tax Fees primarily represent amounts billed for tax compliance and preparation services including federal, state and international tax compliance, assistance with tax audits and appeals, and tax work related to foreign entity statutory audits.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by AptarGroup's independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Committee may delegate to one or more of its members the authority to grant such preapprovals provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

The Board and the Audit Committee recommend votes FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2010.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Introduction

        We are a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. We have operations located throughout the world including North America, Europe, Asia and South America and our senior management team is a diverse group of experienced executives who are based in these various regions. Accordingly, because certain executive officers reside in Europe, our compensation programs reflect local customary practices in order for us to retain and motivate the best executive talent around the globe. Named executive officers ("NEOs") who reside in Europe include Mr. Pfeiffer, our President and Chief Executive Officer ("CEO"), and Mr. Fourment, President of our Pharma segment. The salary and bonus amounts for Mr. Pfeiffer are denominated in U.S. dollars while the salary and bonus amounts for Mr. Fourment are denominated in Euros (and translated to U.S. dollars using the average exchange rate for the year for salaries, and for his 2009 bonus, the spot exchange rate in February 2010 on the day the bonus was determined). Our other three current NEOs are Messrs. Hagge, Ruskoski and Kuhn, each of whom resides in the United States. Mr. Hagge is our Chief Operating Officer ("COO"), Mr. Kuhn is our Chief Financial Officer ("CFO") and principal financial officer, and Mr. Ruskoski is the President of our Closures segment and he is also currently the Co-president of our new Beauty + Home segment and Interim President of our new Food + Beverage segment.

        Our compensation program objectives are, first and foremost, to fairly reward our executives for growing our business and returning value to stockholders, and secondly, to retain our experienced leaders. The low turnover rate at our senior management level has been a critical factor in the consistency of our performance over the past 16 years. We believe that one of AptarGroup's competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group. AptarGroup's NEOs for 2009 have been employed by the Company, on average, for over 25 years.

        The Compensation Committee of our Board of Directors (the "Committee") has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site located at: www.aptar.com. Under this charter, the Committee has the authority to retain outside advisers as deemed necessary. The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange.

        Following is a discussion and analysis of the compensation program in place for our NEOs for 2009. It includes information regarding how compensation is determined, each element of compensation, and an analysis of these elements.

 Compensation Determination

        The Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Committee considers the value in the long-term experience of our senior management team and the importance of retaining them. The Committee also reviews past compensation levels when setting current levels. Although the Committee does not solely rely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe compensation data and surveys are important in order to confirm the competitiveness of the Company's compensation levels. Although the Committee uses its judgment and past experience to determine appropriate compensation for each executive, the Committee has historically intended to create a compensation package for NEOs that generally delivers combined salary, bonus, and long-term incentives, including equity awards, that is between the 50th and 75th percentile of similar amounts delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to AptarGroup. For 2009, the average total compensation of our NEO group was at the 50th percentile.

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of equity awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup's leaders are personally sensitive to and aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options and, to a lesser degree, restricted stock units. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

        When determining the compensation of executive officers other than the CEO, the Committee reviews recommendations furnished by the CEO, including salary and option grant level recommendations. In addition, the Committee reviews compensation survey information prepared for the Company by Towers Perrin, a Human Resources consulting firm, each year for the CEO, COO and CFO and other executive officers positions. The compensation elements evaluated by Towers Perrin are base salary, annual cash incentive compensation (bonus) and long-term incentive compensation. The Committee also refers to compensation survey information provided by other firms from time to time, but considers the survey information provided by Towers Perrin to be the most significant survey information when deliberating compensation levels.

        For the U.S.-based executives, salary and bonus information provided by Towers Perrin is based on its U.S. Executive Compensation Database, a survey of over 800 companies from all industries. Data are adjusted to AptarGroup's revenue size using regression analysis (based on AptarGroup's revenue and the respective position's responsibilities, as summarized below). Long-term incentive compensation information is derived from Towers Perrin's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (approximately 100 companies).

        For the French-based executives, both U.S. and French Market data are reviewed. The U.S. Towers Perrin data relies on the same sources and adjustments as mentioned above. All French Towers Perrin data is based on Towers Perrin's French Top Executive Survey, which includes approximately 60 companies.

        For both the U.S. and French market data, given the adjustments made to the data to reflect AptarGroup's business and revenue size, the Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Towers Perrin in 2009 was regressed based on the following annual revenue responsibilities, which are representative of AptarGroup's approximate size:

  •
  CEO, COO and CFO: corporate revenues of approximately $2 billion,

  •
  President of the Beauty & Home segment: group/segment revenues of approximately $1 billion,

  •
  President of the Closures segment: group/segment revenues of approximately $500 million, and

  •
  President of the Pharma segment: group/segment revenues of approximately $400 million.

        Fees paid to Towers Perrin in 2009 for compensation survey and determination work totaled approximately $165,000 and fees paid for all other services provided by Towers Perrin totaled approximately $145,000.

        Our Vice President of Human Resources annually provides the Committee with the following information relating to the positions of CEO, COO and CFO and other executive officers:

  •
  Individual compensation data for the current and past 2 years.

  •
  Competitive market survey data compiled by Towers Perrin as described above, showing the 50th and 75th percentiles for base salary, annual cash incentive, and long-term incentive compensation including equity awards.

  •
  Exhibits from the Survey Report on Top Management Compensation prepared by Watson Wyatt, a compensation-consulting firm. The exhibits used include average base salary, bonus and long-term incentive compensation information of approximately 350 U.S. non-durable manufacturing companies. The exhibits also indicate the 25th and 75th percentiles of each compensation element.

  •
  A copy of "Pay Increase Trends (%)" from the 2009 Global Compensation Planning Report, prepared annually by Mercer Human Resource Consulting. This section of the report includes information on actual and projected global salary trends by country.

  •
  Compensation information for comparable positions disclosed in the proxy statements of the following publicly traded packaging companies: Bemis Co., Inc., Silgan Holdings, Inc., and West Pharmaceutical Services, Inc. These companies were selected because they operate in industries similar to AptarGroup's and because of their proximity in size to AptarGroup when considering annual revenue and market capitalization.

        Periodically, the Committee retains outside advisers to validate and compare compensation information and recommendations it has received from management. In 2007, the Committee engaged the Hay Group, a compensation consulting firm, in order to confirm the Towers Perrin compensation survey data. The review was completed in 2008 and included, among other things, interview sessions with executive officers and the determination of a point value for each position based on its relative value to our organization. The Hay Group point system is a proprietary methodology that includes the evaluation of specific job responsibilities and duties including know-how, problem solving and accountability, and the relative size of our organization. The relative point values assigned to each position are then compared to information derived from Hay Group's Executive Compensation Report — General Market, a survey of over 600 companies from all industries. The results of the Hay Group's review satisfied the objective of confirming the relevant compensation ranges provided by Towers Perrin. The Committee intends to engage outside advisers to perform similar work from time to time but at least once every three years.

Elements of Our Compensation Programs

        Cash Compensation:

    •
    Salary

    •
    Annual Bonus (including non-equity incentive compensation)

        Equity-based Compensation:

    •
    Stock options

    •
    Restricted Stock Units ("RSUs")

        Other:

    •
    Post-termination compensation (including severance, pension plans, profit sharing and savings plans)

    •
    Perquisites

        Salary.    We believe that competitive salaries play an integral part in attracting and retaining executive talent.

        Annual Bonus.    We believe that the bonus plans accomplish the important objective of rewarding short-term performance. Additional information on the Company's bonus plans can be found under the heading "Analysis of Our Compensation Programs." To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual cash bonus in the form of RSUs. If an executive elects to receive a portion of his or her bonus in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the New York Stock Exchange on the date of grant.

        Equity-based Compensation.    Equity awards granted to our NEOs are made pursuant to our Stock Awards Plans (the "SAP") which have been approved by stockholders. While the SAP provides for awards in the form of stock options, restricted stock, RSUs, and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, restricted stock units, issued to NEOs at their election in lieu of a portion of their cash bonus as described above. Beginning in 2010, the Compensation Committee will consider awarding RSUs to executive officers and other senior managers to reward performance and accomplish our compensation objectives. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation and that both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period.

        Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP's terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Committee. The Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, on a single date each year. For 12 out of the last 13 years, the Committee has granted these annual awards at its regularly scheduled meeting in January. The one exception relates to the Committee's decision to delay the granting of options in 2004 until stockholders approved the 2004 Stock Awards Plan, in which case the Committee granted options in June of that year. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made on a consistent basis.

        While NEO option awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, generally in connection with the initial hiring of a new executive officer or key employee.

        RSUs convert into shares of our common stock if the recipient is still employed by us or is an AptarGroup retiree on the date that RSUs vest. RSUs granted under the SAP vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

        Post-termination compensation.    The employment agreements of Messrs. Pfeiffer, Hagge, and Ruskoski provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Committee's decisions concerning other compensation elements. The employment agreement of Mr. Fourment provides for guaranteed minimum salary levels, non-competition clauses, and customary benefits under the French Collective Bargaining Agreement of the Plastics Industry. The Company does not have an employment agreement with Mr. Kuhn; however, it does have a change in control severance agreement with him and he is entitled to certain benefits that are customary to senior executives. We believe the post-termination commitments included in the NEOs' agreements are not substantially different from what is typically seen at other companies with revenues similar to those of AptarGroup.

        We also offer pension, profit sharing and savings plans to our employees. We believe that the pension plans and retirement agreements are an important part of our NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders.

        Additional information regarding our pension plans is found under "Pension Benefits" and information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2009, is found under "Potential Payments Upon Termination of Employment".

        We maintain profit sharing and savings plans for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

U.S. Employees

        We have a tax-qualified retirement savings plan ("U.S. Savings Plan") that is available to our employees, including Messrs. Hagge, Ruskoski and Kuhn. Employees may contribute a percentage of their pre-tax earnings (limited by anti-discriminatory rules and regulations) to the U.S. Savings Plan and we will make a matching contribution equal to $0.50 for each $1 contributed by our employees, up to a maximum matching contribution of 3% of the employee's earnings. Annual contributions are in accordance with IRS regulations and limits. Amounts held in the U.S. Savings Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Non-U.S. Employees

        Certain employees, including Mr. Fourment, participate in local profit sharing and savings plans depending on the country of residence.

        We do not have deferred compensation plans.

        Perquisites.    Perquisites have historically been insignificant in comparison to total NEO compensation and therefore generally do not affect the decisions of the Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, financial advisory services, and supplemental life insurance, among others. The Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

        AptarGroup's compensation programs for our NEOs are designed to support our overall objectives of growing our business, increasing stockholder value and retaining our long-term, experienced senior management team. In order to achieve these objectives, the Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity awards also allows the Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

        The program's specific objectives are as follows:

        A Substantial Portion of NEO Compensation Should Be Performance-Based.    Our compensation program is designed to reward AptarGroup's short-term and long-term performance. In addition to base salary, the two largest components of total NEO compensation are annual performance bonus amounts and stock option grants. Annual bonus amounts, which are paid in cash or, at the election of the executive officer, paid in cash and RSUs, are meant to reward our NEOs for current year results. Annual bonuses of the NEOs, are based on formulas described under "Bonus Plans" below. Stock option awards, which vest ratably over a three-year period and have a ten-year expiration life, and RSUs which are awarded in lieu of annual bonus amounts and that vest ratably over a three-year period, are meant to reward our NEOs for the long-term success and growth of our company. Accordingly, such equity awards are considered performance-based compensation.

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation.

        Taken together, the combined annual bonus amount (cash bonus only) and option values (representing the grant date fair value), represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2009: 62% for Mr. Pfeiffer, 57% for Mr. Hagge, 53% for Mr. Fourment, 51% for Mr. Ruskoski, and 56% for Mr. Kuhn.

        The graphs below illustrate the amount of performance-based compensation (bonus and equity awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

        A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.    Awarded stock option values (the grant date fair values) represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2009: 47% for Mr. Pfeiffer, 39% for Mr. Hagge, 37% for Mr. Fourment, 38% for Mr. Ruskoski, and 42% for Mr. Kuhn.

        When including stock options that are exercisable within 60 days of March 11, 2010 (date of record for voting at the annual meeting), AptarGroup's executive officers and directors, as a group, own approximately 7% of the outstanding shares of our common stock.

Cash Compensation

        Base Salary.    We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary levels of the CEO, COO and CFO are established by the Committee each January after evaluating individual performances and discussing the information provided by the Vice President of Human Resources and the recommendations of the CEO as discussed earlier. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of our CEO, and reviewing any relevant market survey information for the other NEO positions. For 2009, salary levels for our NEO's were kept at the 2008 levels with the exceptions of Mr. Fourment's salary which increased 4% in local currency and Mr. Kuhn's salary which increased due to his promotion to the position of Chief Financial Officer.

        Bonus Plans.    The Committee has determined that the minimum annual cash bonus amount that can be awarded to each NEO is zero. The Committee believes that the annual cash bonus amounts should reflect AptarGroup's financial performance, and accordingly, if AptarGroup's results declined significantly, it should be possible that no annual cash bonus be awarded to the NEOs. The Committee has determined that the maximum annual cash bonus amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $2 million. The Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such bonus awards.

        The 2009 bonuses of Messrs. Pfeiffer, Hagge, and Kuhn were based on a two-part bonus formula that includes the following elements:

  •
  AptarGroup's earnings per share, and

  •
  AptarGroup's return on equity

        The Committee believes the bonus elements for the CEO, COO and CFO should be closely aligned with stockholders' interests and, accordingly, selected the above two elements which are each integral drivers of stockholder value.

        The bonus programs for the other NEOs, each of whom is a president of one of AptarGroup's three business segments, are based on a four-part bonus formula that includes the following elements:

  •
  AptarGroup's earnings per share,

  •
  AptarGroup's return on equity,

  •
  Business segment income, and

  •
  Ratio of business segment income to capital

        The Committee believes that it is important to award bonuses to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment-specific performance elements. The Committee believes that AptarGroup's earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents' bonuses with the interests of stockholders. The Committee also believes that each segment president should be rewarded for increasing the profits of their respective segment and, consequently, segment income is one of the bonus elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the bonus program for segment presidents includes an element for the respective segment's income to capital ratio.

        Rather than setting thresholds with automatic awards, the bonus formulas are designed to be flexible and will provide for awards of 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is determined. These baseline percentages are then increased or decreased depending on our actual results as described below. As a result of the difficult economic conditions in 2009, AptarGroup's results declined from the previous year and the total bonus award for each NEO also declined from the previous year.

Analysis of bonus elements for the CEO and COO:

  •
  AptarGroup's earnings per share ("EPS"):  If diluted EPS equals the average of the highest EPS of three out of the past four years ("Baseline EPS"), a baseline bonus of 30% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this bonus element percentage would be between 0% and 30% of salary. If EPS were at or moderately above the Baseline EPS, this bonus element percentage would be expected to be between 30% and 60% of salary. If EPS were significantly above the Baseline EPS, this bonus element percentage would be expected to be between 60% and 90% of salary. Given the difficult economic conditions faced by AptarGroup in 2009, diluted earnings per share were $1.79 and this bonus element percentage for 2009 was 25% of salary.

  •
  AptarGroup's return on equity("ROE"):  AptarGroup's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline bonus of 15% of salary. This baseline bonus percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no bonus percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this bonus element percentage would be expected to be between 15% and 25% of salary. If this ratio was significantly above the Baseline Ratio, this bonus element percentage would be expected to be between 25% and 35% of salary. This bonus element percentage for 2009 was 18% of salary.

Analysis of bonus elements for the CFO:

  •
  AptarGroup's EPS and AptarGroup's ROE:  For the CFO, these elements are 75% of the same elements as described above for the CEO and COO.

Analysis of bonus elements for the business segment presidents:

  •
  AptarGroup EPS:  If diluted EPS equals the average of the highest EPS of three out of the past four years ("Baseline EPS"), a baseline bonus of 5% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this bonus element percentage would be between 0% and 5% of salary. If EPS were at or moderately above the Baseline EPS, this bonus element percentage would be expected to be between 5% and 15% of salary. If EPS were significantly above the Baseline EPS, this bonus element percentage would be expected to be between 15% and 25% of salary. This bonus element percentage for 2009 was 3% of salary.

  •
  AptarGroup's "ROE":  For this element, a 10% ROE is the Baseline Ratio and would result in a baseline bonus of 5% of salary. This baseline bonus percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no bonus percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this bonus element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this bonus element percentage would be expected to be between 10% and 15% of salary. This bonus element percentage for 2009 was 6% of salary.

  •
  Business segment income:  If segment income equals the average of the highest three out of the past four years ("Baseline Average"), a baseline bonus of 6% of salary is determined. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the Baseline Average, this bonus element percentage would be between 0% and 6% of salary. If segment income were at or moderately above the Baseline Average, this bonus element percentage would be expected to be between 6% and 20% of salary. If segment income were significantly above the Baseline Average, this bonus element percentage would be expected to be between 20% and 40% of salary. Despite the economic downturn in 2009, the 2009 segment income level of our Closures segment was moderately above the Baseline Average and, consequently, the bonus element percentage for 2009 was 11% of salary. The 2009 results of our Pharma segment were above the Baseline Average and, consequently, the bonus element percentage for 2009 was 19% of salary.

  •
  Segment income to capital ratio:  The segment income to capital ratio is calculated by dividing the segment income for the year by the respective segment's fiscal twelve month average capital. For our Closures segment, if the segment income to capital ratio equals the highest ratio of the past two years ("Baseline Ratio"), a baseline bonus of percentage of 10% is awarded to the segment's president. This baseline bonus percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Ratio. For example, if the segment's income to capital ratio was at or below their respective Baseline Ratio, the range for this bonus element percentage would be between 0% and 10% of salary. If the segment's income to capital ratio was at or moderately above the Baseline Ratio, the range for this bonus element percentage would be expected to be between 10% and 20% of salary. If the segment's income to capital ratio was significantly above the Baseline Ratio, the range for this bonus element percentage would be expected to be between 20% and 30% of salary. For 2009, the segment income to capital ratio bonus element percentage for the Closures segment was 9% of salary.

    For our Pharma segment president, this bonus element is based upon achieving certain fixed levels of segment income to capital ratios. The range of the bonus element percentage is 0% to 12% of salary. For 2009, the segment income to capital bonus element percentage for the Pharma segment was 11% of salary.

        In 2009, the mix of salary versus bonus for the NEOs is represented in the following graphs. Bonus amounts include cash bonus.

 Equity Compensation

        As described above, we believe that a substantial portion of each NEO's compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs with those of our stockholders.

        The amount of compensation provided in the form of equity awards as determined by the Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive's cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to motivate the NEOs to pursue specific short and long-term performance goals. For 2009, total equity compensation (comprised of the value of stock options and RSUs granted) represented approximately 42% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, cash bonus, and other compensation) represented approximately 58% of total compensation (excluding changes in pension benefit valuations).

Stock Ownership and Trading Guidelines

        In January 2010, the Committee reviewed the stock ownership guidelines for executive officers. Under the guidelines, the executive officers must own Company common stock and/or hold restricted stock units representing a value that is as follows: for the CEO, three times his base salary; for the COO, two times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within five years from the measurement date of January 1, 2009. Each NEO satisfied these guidelines as of January 1, 2010.

        We have an Insider Trading Policy that applies to senior management, including the NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Generally, it also establishes a blackout window that prohibits senior management from entering into transactions regarding our common stock from 30 days prior to the date of a regularly scheduled financial press release, through 24 hours after such release (excluding the exercise of a vested stock option with which shares are purchased under the option but not sold). We may impose additional blackout periods from time to time, if we believe it is necessary.

Tax Considerations

        Section 162(m) of the U.S. IRS Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated executive officers other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is performance-based, as defined in Section 162(m). It is our general policy to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). In accordance with this policy, in 2008, stockholders approved AptarGroup's Annual Bonus Plan, thereby permitting annual cash bonuses to be exempt from the deduction limit. Historically, U.S. covered compensation has not exceeded IRS Code Section 162(m) limits. Because Mr. Pfeiffer currently resides in Europe, only portions of his compensation are considered U.S. covered compensation, none of which has exceeded IRS Section 162(m) limits. None of Mr. Fourment's compensation is considered U.S. covered compensation.

Compensation Committee Report

        The Compensation Committee of the Board of Directors of AptarGroup, Inc. oversees AptarGroup's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company's Proxy Statement to be filed in connection with the Company's 2010 Annual Meeting of Stockholders.

                      Compensation Committee

                      Leo A. Guthart (Chair)
                      Alain Chevassus
                      Rodney Goldstein
                      King W. Harris

Summary Compensation Table

        The table below contains compensation information for our current President and CEO, COO and CFO, and the top two compensated other executive officers of AptarGroup. The bonus amounts and non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of AptarGroup were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2009, see our "Compensation Discussion and Analysis".

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)

Peter H. Pfeiffer,	2009	800,000	—	—	1,048,190	344,000	—	46,961	2,239,151
President and Chief	2008	800,000	—	—	1,553,100	824,000	2,253,288	30,793	5,461,181
Executive Officer	2007	550,000	650,000	—	1,803,767	—	—	36,124	3,039,891
Stephen J. Hagge
Executive Vice	2009	600,000	—	—	549,750	258,000	248,233	12,574	1,668,557
President, Chief Operating
Officer and
Secretary (Chief	2008	600,000	—	60,000	826,650	568,000	243,772	23,322	2,321,744
Financial Officer
until September 30, 2008)	2007	420,000	525,000	60,000	901,880	—	133,834	12,362	2,053,076
Olivier Fourment,
President, Aptar	2009	383,327	—	—	315,190	138,353	153,714	29,046	1,019,630
Pharma	2008	389,550	—	—	450,900	276,899	121,052	21,618	1,260,019
Eric Ruskoski,	2009	385,000	—	—	315,190	111,650	168,251	13,016	993,107
President, Aptar	2008	385,000	—	52,680	450,900	102,400	173,841	27,904	1,192,725
Closures	2007	354,300	—	43,200	438,055	154,600	126,082	21,194	1,137,431
Robert Kuhn,
Executive Vice	2009	330,000	—	—	315,190	105,600	44,672	8,250	803,712
President and
Chief Financial Officer
(effective September 30,	2008	237,423	—	—	130,260	131,400	39,206	7,750	546,039
2008)
(1)
Bonus amounts for Messrs. Pfeiffer and Hagge in 2007 were at the discretion of the Compensation Committee.

(2)
Stock Award compensation represents the fair value of RSUs granted in lieu of the executive's cash bonus for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the bonus or non-equity incentive compensation plan amount that was taken in the form of RSUs in lieu of cash. RSUs vest over a three year period. Assumptions used in the calculation of the RSU values are included in Note 15, "Stock-Based Compensation" to AptarGroup's audited financial statements for the year ended December 31, 2009, included in AptarGroup's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010 ("AptarGroup's Financial Statements").

(3)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 15, "Stock-Based Compensation" to AptarGroup's Financial Statements.

(4)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements. Mr. Pfeiffer is eligible to receive full pension benefits (defined as 60% of his final year's base salary) at age 60. Messrs. Hagge, Ruskoski, Fourment and Kuhn are eligible to receive full pension benefits once they reach age 65.

(5)
In 2009, Mr. Pfeiffer participated in a non-qualified defined benefit pension plan that was part of his employment agreement. The present value of accrued benefits for Mr. Pfeiffer decreased in 2009 by approximately $357,000 primarily due to a change in actuarial assumptions.

(6)
Amount of other compensation in 2009 for Mr. Pfeiffer is comprised of approximately $44,000 relating to a company-provided automobile with the remainder relating to company-provided term life insurance. Amounts of other compensation for Messrs. Hagge and Ruskoski in 2009 include Company contributions to profit sharing and savings plans, premiums related to Company-provided supplemental disability, term life insurance, and club dues. The amount of other compensation for Mr. Fourment in 2009 includes Company contributions related to a profit sharing program of approximately $23,000. The amount of other compensation in 2009 for Mr. Kuhn includes Company contributions to profit sharing and savings plans.

 Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

        The table below includes information regarding the estimated possible bonus amounts for 2009 for each named executive officer relating to their annual bonus formulas.

        The table below also includes information regarding grants of stock options in 2009 and grants of RSUs that were awarded in 2009 in connection with the executive's 2008 bonus if the executive elected to receive a portion of the 2008 bonus in the form of RSUs in lieu of cash. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup's common stock on the New York Stock Exchange on the date of grant.

GRANTS OF PLAN-BASED AWARDS
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)(4)	Option Awards: Number of Securities Underlying Options (#)
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)

P. Pfeiffer	01/14/09	—	—	—	—	143,000	30.56	1,048,190
	02/04/09	—	—	1,600,000	—	—	—	—
S. Hagge	01/14/09	—	—	—	—	75,000	30.56	549,750
	02/04/09	—	—	1,200,000	2,019	—	—	60,000
O. Fourment	01/14/09	—	—	—	—	43,000	30.56	315,190
	02/04/09	—	—	767,000	—	—	—	—
E. Ruskoski	01/14/09	—	—	—	—	43,000	30.56	315,190
	02/04/09	—	—	770,000	1,773	—	—	52,680
R. Kuhn	01/14/09	—	—	—	—	43,000	30.56	315,190
	02/04/09	—	—	660,000	—	—	—	—
(1)
The bonus programs allow for reduction factors that would result in zero bonus should the Company's results significantly fall short of averages of the past several years and there are no set thresholds.

(2)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding bonus programs.

(3)
The maximum bonus allowed under our bonus plans is 200% of salary.

(4)
Amounts represent RSUs granted to the named executive officers at their election to receive RSUs in lieu of a portion of their 2008 cash bonus (paid/awarded in 2009) and an additional 20% of the elected amount granted to those officers making such election.

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

P. Pfeiffer	88,000	—	14.03	01/22/11	—	—
	120,000	—	14.96	01/21/12	—	—
	140,000	—	15.13	01/20/13	—	—
	140,000	—	20.06	06/03/14	—	—
	140,000	—	24.25	01/19/15	—	—
	140,000	—	27.01	01/18/16	—	—
	93,333	46,667	30.45	01/17/17	—	—
	51,667	103,333	37.52	01/16/18	—	—
	—	143,000	30.56	01/14/19	—	—
S. Hagge	—	—	—	—	3,833	136,991
	15,000	—	14.03	01/22/11	—	—
	52,000	—	14.96	01/21/12	—	—
	70,000	—	15.13	01/20/13	—	—
	70,000	—	20.06	06/03/14	—	—
	70,000	—	24.25	01/19/15	—	—
	70,000	—	27.01	01/18/16	—	—
	46,667	23,333	30.45	01/17/17	—	—
	27,500	55,000	37.52	01/16/18	—	—
	—	75,000	30.56	01/14/19	—	—
O. Fourment	34,000	—	24.25	01/19/15	—	—
	34,000	—	27.01	01/18/16	—	—
	22,667	11,333	30.45	01/17/17	—	—
	15,000	30,000	37.52	01/16/18	—	—
	—	43,000	30.56	01/14/19	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

E. Ruskoski	—	—	—	—	2,609	93,246
	34,000	—	14.96	01/21/12	—	—
	34,000	—	15.13	01/20/13	—	—
	34,000	—	20.06	06/03/14	—	—
	34,000	—	24.25	01/19/15	—	—
	34,000	—	27.01	01/18/16	—	—
	22,667	11,333	30.45	01/17/17	—	—
	15,000	30,000	37.52	01/16/18	—	—
	—	43,000	30.56	01/14/19	—	—
R. Kuhn	2,500	—	14.03	01/22/11	—	—
	5,000	—	14.96	01/21/12	—	—
	5,000	—	15.13	01/20/13	—	—
	5,500	—	20.06	06/03/14	—	—
	5,500	—	24.25	01/19/15	—	—
	6,000	—	27.01	01/18/16	—	—
	4,267	2,133	30.45	01/17/17	—	—
	4,334	8,666	37.52	01/16/18	—	—
	—	43,000	30.56	01/14/19	—	—

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2010	January 2011	January 2012	Total
P. Pfeiffer	146,000	99,333	47,667	293,000
S. Hagge	75,833	52,500	25,000	153,333
O. Fourment	40,667	29,333	14,333	84,333
E. Ruskoski	40,667	29,333	14,333	84,333
R. Kuhn	20,800	18,666	14,333	53,799
(2)
Stock options are granted with an exercise price equal to closing price of AptarGroup's common stock on the New York Stock Exchange on the date of grant.

(3)
Stock awards represent RSUs that were granted in connection with elections by the executive officers to receive a portion of their annual bonuses in the form of RSUs in lieu of cash. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February 2010	February 2011	February 2012	Total
S. Hagge	1,906	1,254	673	3,833
E. Ruskoski	1,009	1,009	591	2,609
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup's common stock on the New York Stock Exchange on December 31, 2009, which was $35.74 per share.

Option Exercises and Stock Vested

        The table below provides information on stock option exercises and the vesting of RSUs in 2009.

OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

P. Pfeiffer	—	—	—	—
S. Hagge	65,000	1,304,200	1,961	60,516
O. Fourment	—	—	—	—
E. Ruskoski	—	—	709	21,880
R. Kuhn	—	—	—	—
(1)
Value realized represents the difference between the closing price on the New York Stock Exchange of AptarGroup's common stock on the date of exercise and the exercise price of the option award.

(2)
Value realized represents the closing price on the New York Stock Exchange of AptarGroup's common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

        Mr. Pfeiffer's employment agreement provides for employment through December 31, 2012 at a minimum salary of $825,000 per year (which is the 2010 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement. The Employment Agreement automatically extends for one additional year each December 31, unless terminated, but will not in any case extend beyond June 28, 2013. AptarGroup or Mr. Pfeiffer may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date.

        If employment ends on account of death, Mr. Pfeiffer's estate will receive one-half of the annual salary that Mr. Pfeiffer would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Pfeiffer is entitled to receive an amount equal to one year's salary (based on the salary then in effect) and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Pfeiffer terminates the agreement without "good reason" (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Pfeiffer is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of AptarGroup, if Mr. Pfeiffer's employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Pfeiffer terminates his employment for "good reason," in each case within two years following the change in control, Mr. Pfeiffer is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of life insurance benefits for two years. In the event that such payments subject Mr. Pfeiffer to excise tax under Section 4999 of the Internal Revenue Code, Mr. Pfeiffer would generally be entitled to receive a "gross-up" payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Pfeiffer from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

        Because Mr. Pfeiffer is a citizen and principal resident of Germany, certain employment benefits, including medical and life insurance benefits, and retirement benefits have been provided in agreements between Mr. Pfeiffer and a German subsidiary of AptarGroup. On October 17, 2007, AptarGroup's German subsidiary entered into a new Employment Agreement and Supplement to the Pension Scheme Arrangement with Mr. Pfeiffer. The new German Employment Agreement, which does not provide for salary in addition to the salary described above, became effective on January 1, 2008 and the previous German Employment Agreement terminated on that date. Further information regarding Mr. Pfeiffer's pension arrangement is found under "Pension Benefits".

        Mr. Hagge's employment agreement provides for employment through December 1, 2012 at a minimum salary of $620,000 (which is the 2010 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. The agreement automatically extends for one additional year each December 1, but will not in any case extend beyond December 1, 2013. AptarGroup or Mr. Hagge may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

        If employment ends on account of death, Mr. Hagge's estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year's salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without "good reason" (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of AptarGroup, if Mr. Hagge's employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for "good reason," in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) two times his highest annualized salary during the 12 month period preceding the termination and (ii) two times his highest annualized bonus in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual bonus and the continuation of medical, disability and life insurance benefits for two years. In the event that such payments subject Mr. Hagge to excise tax under Section 4999 of the Internal Revenue Code, Mr. Hagge would generally be entitled to receive a "gross-up" payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

        Mr. Ruskoski's employment agreement contains terms that are substantially identical to Mr. Hagge's agreement, including the date the agreement expires and related extension provisions, except that Mr. Ruskoski's agreement provides that he will receive a minimum salary of $410,000 (which is the 2010 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. Mr. Ruskoski informed the Company in October 2009 that he did not wish to have the term of his employment agreement extend beyond December 1, 2011.

        The employment agreement of Mr. Fourment is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Fourment remains in effect for an unlimited period; however, the Company and Mr. Fourment have the right to terminate the agreement according to local law. The agreements provide for minimum annual salary to Mr. Fourment of $415,000 (which is the 2010 local currency salary approved by the Compensation Committee translated using the December 31, 2009 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Fourment from, among other things, becoming employed by a competitor of AptarGroup for a period of two years following termination (no matter the reason for termination) and that Mr. Fourment will receive payments as described under "Potential Payments Upon Termination of Employment".

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment".

 Pension Benefits

U.S. Employees

        Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup's non-qualified supplemental retirement plan ("SERP"). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        Messrs. Pfeiffer and Fourment are not eligible to receive benefits under the Pension Plan but, as described below, they are entitled to other pension benefits.

Non-U.S. Employees

        Mr. Pfeiffer has an individual retirement agreement that is customary for executives of similar rank in Europe that provides for a defined benefit upon retirement Mr. Pfeiffer's pension agreement provides him with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's base salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Mr. Pfeiffer's pension agreement provides for a one percent increase in his pension benefit for each year of employment after age 60 until he attains 65 years of age. Benefits are not subject to reduction for Social Security or other offset items. Mr. Fourment is entitled to certain retirement indemnity benefits in accordance with the French Collective Bargaining Agreement of the Plastics Industry. Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Fourment is eligible for benefits pursuant to a supplemental pension plan available to certain European executives. This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant's death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant's pension for life. Pension benefits would normally commence at age 65, but reduced benefits are available after age 55.

        The table below includes information relating to the defined benefit retirement plans of each NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2009 are the same as those found in Note 9, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements.

PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)

P. Pfeiffer	Retirement Agreement	n/a	7,776,631
S. Hagge	Employees' Retirement Plan	28	506,319
	Supplemental Retirement Plan	28	938,913
O. Fourment	Retirement Indemnities	25	247,136
	Pension Plan	25	446,671
E. Ruskoski	Employees' Retirement Plan	34	722,967
	Supplemental Retirement Plan	34	556,069
R. Kuhn	Employees' Retirement Plan	22	177,042
	Supplemental Retirement Plan	22	33,619
(1)
The retirement agreements and plans of Messrs. Pfeiffer and Fourment represent non-qualified pension plans. The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)
The retirement agreement of Mr. Pfeiffer is based on a percentage of final pay and therefore years of credited service are not considered in determining his pension payments.

Potential Payments Upon Termination of Employment

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2009.

Name / Termination Scenario		Cash Payment	Continuation of Medical / Welfare Benefits	Acceleration of Equity Awards (value as of 12/31/09)	Other	Total Termination Benefits

P. Pfeiffer
•	Normal Expiration of Employment Agreement	$800,000	$3,000	—	—	$803,000
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$2,400,000	$8,700	—	$128,300	$2,537,000
•	Involuntary or Good Reason Termination After a CIC	$3,248,000	$6,000	$987,800	—	$4,241,800
•	Disability	$750,000	—	$987,800	—	$1,737,800
•	Death	$800,000	—	$987,800	—	$1,787,800
S. Hagge
•	Normal Expiration of Employment Agreement	$600,000	$10,500	—	—	$610,500
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$1,750,000	$40,000	—	$10,000	$1,800,000
•	Involuntary or Good Reason Termination After a CIC	$2,350,000	$27,400	$649,000	—	$3,026,400
•	Disability	$400,000	—	$649,000	—	$1,049,000
•	Death	$600,000	—	$649,000	—	$1,249,000
O. Fourment
•	Normal Expiration of Employment Agreement	—	—	—	—	—
•	Voluntary or With Cause Termination	$393,200	—	—	—	$393,200
•	Involuntary Termination	$953,200	—	—	—	$953,200
•	Involuntary or Good Reason Termination After a CIC	$953,200	—	$282,700	—	$1,235,900
•	Disability	—	—	$282,700	—	$282,700
•	Death	—	—	$282,700	—	$282,700

Name / Termination Scenario		Cash Payment	Continuation of Medical / Welfare Benefits	Acceleration of Equity Awards (value as of 12/31/09)	Other	Total Termination Benefits

E. Ruskoski
•	Normal Expiration of Employment Agreement	$385,000	$11,000	—	—	$396,000
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	$1,122,900	$41,400	—	$12,500	$1,176,800
•	Involuntary or Good Reason Termination After a CIC	$1,151,200	$28,400	$376,000	—	$1,555,600
•	Disability	$256,700	—	$376,000	—	$632,700
•	Death	$385,000	—	$376,000	—	$761,000
R. Kuhn
•	Normal Expiration of Employment Agreement	—	—	—	—	—
•	Voluntary or With Cause Termination	—	—	—	—	—
•	Involuntary Termination	—	—	—	—	—
•	Involuntary or Good Reason Termination After a CIC	$405,600	—	$234,000	—	$639,600
•	Disability	—	—	$234,000	—	$234,000
•	Death	—	—	$234,000	—	$234,000

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Pfeiffer, Hagge and Ruskoski, each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health, term life, and disability insurance premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

        Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn are not entitled to additional benefits if they voluntarily terminate their employment or they are terminated with cause. With voluntary termination, Mr. Fourment may receive monthly payments in accordance with the non-competition clauses of his contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause defined as gross misconduct. Equity awards granted to NEOs continue to vest upon retirement and Messrs. Pfeiffer, Hagge, and Ruskoski are retirement eligible. For a description of the value of outstanding equity awards as of December 31, 2009, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Pfeiffer, Hagge and Ruskoski, amounts shown above represent the base salaries and, if applicable, health and welfare benefits, and the use of a company-provided automobile (incremental cost to the company shown in the "Other" column above) that each named executive would be entitled to receive over the remaining term of their employment agreements. Amounts would be paid and benefits would be provided on a monthly basis for the remaining term of each respective agreement. Cash payment amounts shown for Mr. Fourment represent payments that would be required under the French Collective Bargaining Agreement of the Plastics Industry and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The French Collective Bargaining Agreement of the Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months ("Monthly Salary"). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Messrs. Pfeiffer, Hagge and Ruskoski represent, according to their employment agreements and the CIC provisions therein, two times their highest annualized salary during the 12 month period preceding the termination and two times their highest annualized bonus amounts earned or payable in the past three fiscal years. The cash payment amount shown for Mr. Kuhn represents, according to his severance agreement and the CIC provisions therein, one times his highest annualized salary during the 12 month period preceding the termination and one times his highest annualized bonus amounts earned or payable in the past three fiscal years. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn also provide for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination. Cash payment amounts shown for Mr. Fourment are identical to the payments described above under "Involuntary Termination" in accordance with his agreements.

        AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2009. Further information regarding unvested stock options and RSUs can be found under "Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End". The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup's common stock on the New York Stock Exchange on December 31, 2009 ("Closing Price") which was $35.74 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreement of Mr. Pfeiffer provides for cash payments equal to base salary less standard social security benefits paid over a period of twelve months should he become disabled and this total is presented in the above table. The employment agreements of Messrs. Hagge and Ruskoski provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. Such payments are covered under insurance policies paid for by AptarGroup. The cash payment amounts included in the above table for Messrs. Hagge and Ruskoski represents one year of disability payments under this scenario. In addition, AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        The employment agreements of Messrs. Pfeiffer, Hagge and Ruskoski provide for death benefits equal to their annual base salary. AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executives are not entitled to additional benefits if there is a CIC without termination other than the acceleration of equity award vesting that is triggered by the CIC event.

Non-compete Information

        The agreements of each NEO contain noncompetition clauses. The agreements of Messrs. Pfeiffer, Hagge and Ruskoski require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company. The agreement of Mr. Fourment requires that he will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company for up to two years following termination for any reason and that under this arrangement, he will receive monthly payments equal to 50% of his former monthly salary for a period of two years from the date of termination. Payments would not be made to Mr. Fourment if he was terminated with cause. Mr. Kuhn's agreement includes a provision that requires for one year after termination in the case of termination for good reason following a CIC, that he will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company.

Tax Gross-Ups

        The agreements of Messrs. Pfeiffer, Hagge, Ruskoski and Kuhn provide for tax gross-up payments if excise taxes are triggered in connection with termination-related compensation. Based on current information, none of the compensation under any of the termination scenarios would trigger excise taxes and, therefore, no tax gross-up amounts would be necessary.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits".

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2009, relating to AptarGroup's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,596,855	(2)	$26.10	(3)	3,440,154
(1)
Plans approved by stockholders include the AptarGroup Stock Awards Plans, 2008 Stock Option Plan and Director Stock Option Plans.

(2)
Includes 15,178 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 11, 2010, by (a) the persons known by AptarGroup to be the beneficial owners of 5% or more of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options Exercisable Within 60 Days of March 11, 2010
Name	Number of Shares(1)	Percentage(2)

Neuberger & Berman LLC(3) 605 Third Avenue New York, NY 10158	8,340,836	12.3	—
State Farm Mutual Automobile Insurance Company(4) One State Farm Plaza Bloomington, IL 61710	6,275,769	9.3	—
Stefan A. Baustert	14,000	*	14,000
Alain Chevassus	20,500	*	6,000
Olivier Fourment	146,586	*	129,334
Rodney L. Goldstein(5)	30,000	*	26,000
Leo A. Guthart(6)	120,021	*	34,000
Stephen J. Hagge(7)	551,241	*	497,000
King W. Harris(8)	415,254	*	34,000
Giovanna Kampouri Monnas	—	—	—
Robert W. Kuhn	70,044	*	58,901
Peter H. Pfeiffer	1,829,622	2.7	851,000
Eric Ruskoski	262,788	*	248,334
Carl A. Siebel	926,000	1.3	826,000
Dr. Joanne C. Smith(9)	35,747	*	34,000
Ralf K. Wunderlich	3,350	*	2,000
All Directors, Director Nominees and Executive Officers as a Group (16 persons)(10)	4,830,544	6.8	3,130,236
*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 11, 2010.

(2)
Based on 67,815,128 shares of common stock outstanding as of March 11, 2010 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)
The information as to Neuberger & Berman LLC and related entities ("Neuberger & Berman") is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the shared power to vote 6,996,841 shares and the shared power to dispose of 8,340,836 shares.

(4)
The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 6,275,769 shares.

(5)
Mr. Goldstein shares the power to vote and dispose of 4,000 shares.

(6)
Mr. Guthart shares the power to vote and dispose of 86,021 shares.

(7)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(8)
Mr. Harris shares the power to vote and dispose of 106,474 shares.

(9)
Dr. Smith shares the power to vote and dispose of 1,407 shares.

(10)
Includes 207,340 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

TRANSACTIONS WITH RELATED PERSONS

        AptarGroup or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of 5% or more of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with AptarGroup's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each director is considered a "disinterested" director and therefore are approving related party transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered Related Party Transactions:

  •
  executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related party transactions, including those involving NEOs and directors as described below.

        Mr. Pfeiffer owns 12.5% of the equity and occupies a paid supervisory board position with a package filling company located in Switzerland. In 2009, Mr. Pfeiffer received approximately $11,300 in director fees related to this position. In 2009, this company purchased approximately $53,000 of products from an AptarGroup subsidiary. It is expected that AptarGroup's subsidiary will continue to sell product to this company in the normal course of business in 2010. Mr. Pfeiffer was not involved in the pricing, sales or purchasing decisions on these transactions.

        AptarGroup has extended the Consulting Agreement with Carl Siebel Consulting GmbH through June 30, 2010. Compensation for the consulting services provided by Carl Siebel during 2009 totaled €165,000 or approximately $235,000 using current exchange rates. Compensation for consulting services provided by Carl Siebel through June 30, 2010 will be paid at the same monthly rate as in 2009. Pursuant to the Consulting Agreement, which includes a noncompete provision, Carl Siebel Consulting GmbH is an independent contractor, and Mr. Siebel is not an employee of AptarGroup.

        Andreas Siebel, son of Carl Siebel, was employed by a subsidiary of AptarGroup. He left the Company in 2009 and received salary and bonus equal to approximately $154,000 and he was provided a company automobile during his employment. He also received a separation payment of $165,000 and outplacement consulting services totaling $35,000 that were paid by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2009 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of AptarGroup's common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

        Management is responsible for AptarGroup's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

        During the course of the fiscal year ended December 31, 2009, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.

        The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from AptarGroup and AptarGroup's management. In considering the independence of AptarGroup's independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm".

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

                      Audit Committee
                      Leo A. Guthart (Chair)
                      Stefan A. Baustert
                      Rodney L. Goldstein

OTHER MATTERS

Proxy Solicitation

        AptarGroup will pay the cost of soliciting proxies for the annual meeting. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        AptarGroup's Annual Report/Form 10-K for the year ended December 31, 2009 is being made available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Stockholder Proposals

        In order to be considered for inclusion in AptarGroup's proxy materials for the 2011 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 18, 2010. In

addition, AptarGroup's Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

        Stockholders at the 2010 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 11, 2010, who is entitled to vote at the annual meeting and who has given AptarGroup's Secretary timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2010 annual meeting must have been received by the Secretary on or after February 4, 2010 and on or prior to March 6, 2010. The 2011 annual meeting is expected to be held on May 4, 2011. A stockholder proposal or nomination intended to be brought before the 2011 annual meeting must be received by the Secretary on or after February 3, 2011 and on or prior to March 5, 2011. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup's Bylaws.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
March 19, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000046167_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Mr. A. Chevassus 02 Mr. S. J. Hagge 03 Ms. G. Kampouri Monnas 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2010. NOTE: IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000046167_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . AptarGroup, Inc. 475 West Terra Cotta Ave., Suite E Crystal Lake, IL 60014 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 5, 2010, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees and FOR proposal 2. This proxy revokes any proxy previously given. Continued and to be signed on reverse side

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000046168_1 R2.09.05.010 APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 Annual Meeting March 11, 2010 May 05, 2010 9:00 AM CDT Sidley Austin LLP One South Dearborn Street Chicago, IL 60603

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed above on or before Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000046168_2 R2.09.05.010 1. Notice & Proxy Statement 2. Annual Report Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 21, 2010 to facilitate timely delivery.

Voting items 0000046168_3 R2.09.05.010 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Mr. A. Chevassus 02 Mr. S. J. Hagge 03 Ms. G. Kampouri Monnas The Board of Directors recommends you vote FOR the following proposal(s): 2 Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2010. NOTE: IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424.

0000046168_4 R2.09.05.010